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                                   EXHIBIT 5
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          [LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.]


                                                                  (202) 274-2002

January 12, 1998

The Board of Trustees
Brookline Savings Bank
160 Washington Street
Brookline, Massachusetts 02147

          RE:  BROOKLINE BANCORP, INC.
               COMMON STOCK PAR VALUE $.01 PER SHARE
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Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Brookline Bancorp, Inc. (the "Company") Common Stock, par value $.01 per share (the "Common Stock"). We have reviewed the Company's Articles of Organization, Registration Statement on Form S-1 (the "Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

     This Opinion has been prepared solely for the use of the Company and its prospective stockholders in connection with the Form S-1. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters and to the filing of this opinion letter as an exhibit to the Registration Statement."

                    Very truly yours,

                    Luse Lehman Gorman Pomerenk & Schick
                    A Professional Corporation



                    By:  /s/ Robert B. Pomerenk
                         ------------------------------------
                         Robert B. Pomerenk